As filed with the Securities and Exchange Commission on ________________________.	Registration No. _______________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRSTBINGO.COM
(Name of small business issuer in its charter)

Nevada (State or Other Jurisdiction of Organization)	7900 (Primary Standard Industrial Classification Code)	88-0256854 (IRS Employer Identification #)

FIRSTBINGO.COM 488 Huron Street Toronto, Ontario Canada M5R 2R3 (416) 281-3335 (Address and telephone of registrant's executive office)	Conrad C. Lysiak, Esq. 601 West First Avenue Suite 503 Spokane, Washington 99201 (509) 624-1475 (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [    ]

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Common Stock:	4,393,094	$ 2.65	$ 11,641,699.10	$ 2,910.42

[1]Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION - DATED APRIL 17, 2002.

Prospectus

FIRSTBINGO.COM
Shares of Common Stock
No Minimum - 3,000,000 Shares Maximum

We are offering up to a total of 3,000,000 shares of common stock on a best efforts, no minimum, 3,000,000 shares maximum. The offering price is $______ per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 180 days from the effective date and may be extended for an additional 90 days if we so choose to do so. Our common stock will be sold by our officers and directors.

Some of our shareholders are also selling shares of common stock in this offering. Our selling shareholders are selling 1,393,094 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Price Per Share	Aggregate Offering Price	Proceeds to Us	Proceeds to Selling Shareholders
Common Stock	$	$	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Its illegal to tell you otherwise.

The date of this prospectus is ____________________.

The information in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell and is not seeking an offer to buy these securities in any state in which an the offer or sale of these securities is not permitted under the laws of that state.

TABLE OF CONTENTS

Page No.
Summary of Prospectus	5
Risk Factors	6
Risks associated with Firstbingo:	6
Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and may have to suspend or cease operations.	6
We lack an operating history and have losses which we expect to continue into the future.	6
We have to generate an interest in our website, If we can't do that, we will not generate revenues and will have to go out of business	7
Our business plan has not been implemented. If it is not implemented, we will cease operations.	7
We are dependent upon an outside technical supplier. If it ceases operations or is unwilling to provide services to us, we may have to cease operations	7
Our operations will be conducted in Canada whose laws are favorable to Internet Bingo, however, if those laws change, we may have to cease operations.	7
Because will only be devoting 20% of his time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations.	7
Risks associated with this offering:	8
Because there is a limited public trading market for our common stock, you may not be able to resell you stock.	8
Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don't raise enough money to start operations.	8
Use of Proceeds	8
Determination of Offering Price	10
Capitalization	11
Dilution of the Price You Pay for Your Shares	10
Plan of Distribution; Terms of the Offering	14
Business	17
Managements Discussion and Analysis of Financial Condition and Results of Operations	23
Management	25
Executive Compensation	27
Principal and Selling Shareholders	29
Description of Securities	31
Certain Transactions	32
Litigation	33
Experts	33
Legal Matters	33
Financial Statements	33

SUMMARY OF OUR OFFERING

Our Business

We are a start-up stage corporation. We plan to engage in the business of developing and producing a game called Trivia Bingo which will be played on the Internet. We have not started our operations other than the development of the game.

Our administrative office is located at 488 Huron Street, Toronto, Ontario, Canada M5R 2R3 and our telephone number is (416) 281-3335 Our fiscal year end is December 31.

The Offering

Following is a brief summary of this offering:

Securities being offered by us	Up to 3,000,000 shares of common stock, par value $0.001 per share.
Securities being offered by the selling shareholders	1,393,094
Offering price per share	$2.65
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $7,950,000
Net proceeds to selling shareholders	Approximately $3,691,700
Use of proceeds	We will use the proceeds to pay for web-site development; game development; marketing; and, working capital.
Number of shares outstanding before the offering	1,829,631
Number of shares outstanding after the offering if all of the shares are sold	4,829,631

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

		Year ended December 31, 2001 (Audited)		Year ended December 31, 2000 (Audited)
Balance Sheet Total Assets Total Liabilities Stockholders Equity	$ $ $	1,540,176 805,549 734,627	$ $ $	1,708,149 493,285 1,214,864
Income Statement Revenue Total Expenses Net Loss	$ $ $	10,000 584,337 (574,337)	$ $ $	0 13,275,236 (13,275,236)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Firstbingo:

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $50,000 from our offering, we may have to suspend or cease operations within four months.

2. We lack an operating history and have losses which we expect to continue into the future.

We were incorporated in 1990 as Vista Medical Terrace. In May 1999, we changed our business purpose to Internet Trivia and TV Trivia Bingo. We have made plans and spent money in anticipation of starting our operations, but have not had the capital to actual start operations. Further, we have not realized any significant revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $ 13,856,673. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

* our ability to complete our plan of operations
* our ability to locate customers who will participate in our games
* our ability to locate people who will buy advertising from us
* our ability to generate revenues

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with starting operations. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have to generate interest in our website. If we can't do that, we will not generate revenues and will have to go out of business.

We have no customers. That is because our website is not operational. Our success depends on our ability to generate significant interest in our website. If we cannot generate the interest in our website we will not be able to generate revenues and we will have to go out of business. .

4. Our business plan has not been implemented. If it is not implemented, we will cease operations.

While we have plans to conduct operations, as of the date hereof we have not initiated or implemented our proposed business in any manner other than the discussion of its proposed business plan and preparation in anticipate of operations beginning. If our plan is not implemented, we will have to cease operations.

5. We are dependent upon an outside technology supplier. If it cease operations or is unwilling to provide services to us, we may have to cease operations.

We are dependent upon an outside technology supplier for the preparation and creation of our web site and Trivia Bingo game. The unavailability of such services may cause us to cease operations.

6. Our operations will be conducted from Canada whose laws are favorable to Internet Trivia Bingo, however, if those laws change, we may have to cease operations.

Our principal business operations will be located in Canada. Canadian laws relating to bingo, taxation, business licensing and other areas may be different from those typically encountered in the United States. Currently, there are a number of Internet related web sites operating from Canada. Although we intend to ensure that all agreements, permits, licenses and/or regulatory approvals are adequately addressed and followed, there can be no assurance that the regulatory climate in the future in Canada will not change. A change in those laws could cause us to cease operations.

7. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations.

Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. Mr. Wachter our president and chief financial officer will be devoting 40% of his time to our operations and Mr. Sheppard our chief executive officer and secretary will be devoting 25% of his time to our operations.

Risks associated with this offering:

8. Because there is a limited public trading market for our common stock, you may not be able to resell you stock.

There is currently a limited public trading market for our common stock. Therefore the sale of a small amount of stock could cause the market price of the common stock to go down. If the price goes down to zero, you may be unable to sell your shares or you will have to locate a buyer and negotiate your own sale.

9. Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don't raise enough money to start operations.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start our operations. No money will be refunded to you under any circumstances.

USE OF PROCEEDS

Our offering is being made on a best efforts - no minimum basis. The table below sets forth the use of proceeds if 25%, 50%, 75% and 100% at an estimated offering price of $2.65 per share.

25%	50%	75%	100%

Gross proceeds Offering expenses Net proceeds	$ $ $	1,987,500 70,000 1,917,500	$ $ $	3,975,000 70,000 3,905,000	$ $ $	5,962,500 70,000 5,892,500	$ $ $	7,950,000 70,000 7,880,000

The net proceeds will be used as follows:

Web-site development Game development Marketing Working capital	$ $ $ $	191,750 958,750 479,375 287,625	$ $ $ $	390,500 1,952,500 976,250 585,750	$ $ $ $	589,250 2,946,250 1,473,125 883,875	$ $ $ $	788,000 3,940,000 1,970,000 1,182,000

Proceeds will be first used to pay the offering expenses, then for exploration, and then for web site development; marketing; and, working capital in that order. If there is not enough money to pay the offering expenses, the unpaid portion will be accrued as a liability.

If less than $70,000 is raised in this offering, the money will be paid in the following order: (1) legal services; (2) accounting fees; (3) fees due the transfer agent; and, (4) printing expenses.

Web-site development

Because there will be on going advertising campaigns there will be constant changes to the web site and the way the game is presented to run these programs. Also due to the fact that we are dealing in a space that is changing on a minute by minute day by day basis the web site will constantly need to be updated to meet these requirements. New programs required ongoing technical support to upgrade and configure, as the web site required new configurations each new campaign customer.

The company will be required to prepare numerous such configuration to assist marketing initiatives prior to the realization of revenue.

Game development

The game development is currently running but again because of the nature of the internet there will always be changes to meet demand for different clientele. Also as we are currently looking at producing and selling the TV version of triviabingo on a syndication basis a Network type pilot will have to be developed and produced.

We have been advised by independent consultants that the costs related to the production and development of the game show. are estimated to be $3,000,000 prior to revenues from the game show being generated; for example, in order to reach a September, 2003, launch date, we intend to incur the following up front expenses:

1.	Pilot Production	$150,000
2.	Engage T.V. Distribution to complete Station Group Syndication of 85% US Market	$350,000
3.	Production of 26 X 5 = 130 shows at 30 minutes in length @ $30,000 per show	$3,900,000
	TOTAL	$4,400,000 ===============

Revenues are normally received 60 days after the show is aired.

Marketing

The marketing of the online products, TV and other properties will require numerous ongoing support initiatives and web-enabled upgrades, for example:

1.	We intend to launch a pay-for-play WAP enabled wireless games to be marketed to Telecos and Direct TV providers;
2.

We intend to continue to market our Internet Trivia Bingo to multi media user [newspaper, television and internet] providers as a convergence tool in order to drive traffic from one media channel to another within a closed distribution network; and

3.

We intend to sell this product to small to medium-sized corporations operating only in the Internet medium. Initially, sales initiatives will take place in majority market so as to maximize potential returns, however, the application once proven we believe has substantial versatility in small and medium markets, as we have the ability to direct target marketing campaigns on focused groups.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, and executive compensation.

DETERMINATION OF OFFERING PRICE

The price of the shares is based upon the best asked price on the Bulletin Board operated by the National Association of Securities Dealers on the date the registration statement is declared effective by the Securities and Exchange Commission. If the best asked price drops below of the offering price in this registration statement, we will have difficulty selling our shares. That is because a purchaser could buy the same shares of common stock in an open market transaction at a lower price that he could in this offering.

Summary trading by quarter for the 2001 and 2000 fiscal years are as follows:

Fiscal Quarter	High Bid	Low Bid
2001
Fourth Quarter Third Quarter Second Quarter First Quarter	6.26 20.50 18.75 28.00	1.50 2.50 6.25 4.75
2000
Fourth Quarter Third Quarter Second Quarter First Quarter	26.25 118.75 121.88 140.50	7.50 105.00 112.50 105.00

These quotations reflect the 1 for 25 reverse stock split which occurred on December 31, 2001. They are inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. As of December 31, 2001, we had 120 holders of record of our common stock.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2001, on a historical basis and as adjusted to reflect the sale of the shares.

This table should be read in conjunction with the section entitled, Management's Discussion and Analysis of Financial Condition and Results of Operations our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

As Adjusted After Offering
	Actual	25%	50%	75%	100%
Stockholder's Equity: Common Stock 50,000,000 shares authorized, $0.001 par value 1,829,631 issued and outstanding	$1,830
2,579,631issued and outstanding		$2,580
3,329,631 issued and outstanding			$3,330
4,079,631 issued and outstanding				$4,080
4,829,631 issued and outstanding					$4,830
Additional Paid-in Capital	$15,466,964	$17,383,714	$19,370,464	$21,357,214	$23,343,964
Stock Options	$41,600	$41,600	$41,600	$41,600	$41,600
Deficit accumulated during the exploration stage	$(13,856,673)	$(13,856,673)	$(13,856,673)	$(13,856,673)	$(13,856,673)
TOTAL STOCKHOLDERS' EQUITY	$1,653,721	$3,571,221	$558,721	$7,546,221	$9,533,721

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of December 31, 2001 the net tangible book value of our shares of common stock was a deficit of $(81,696) or approximately $(0.04) per share based upon 1,829,631 shares outstanding.

Assuming an offering price of $2.65 per share

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 4,829,631 shares to be outstanding will be $7,798,304, or approximately $1.61 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $1.65 per share without any additional investment on their part. You will incur an immediate dilution from $2.65 per share to $1.61 per share.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 62.12% of the total number of shares then outstanding shares for which you will have made a cash investment of $7,950,000, or $2.65 per share. Our existing stockholders will own approximately 37.88% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $15,468,794, or approximately $8.45 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 4,079,631 shares to be outstanding will be $5,810,804, or approximately $1.42 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $1.46 per share without any additional investment on their part. You will incur an immediate dilution from $2.65 per share to $1.42 per share.

After completion of this offering, if 2,250,000 shares are sold, you will own approximately 55.15% of the total number of shares then outstanding shares for which you will have made a cash investment of $5,962,500, or $2.65 per share. Our existing stockholders will own approximately 44.85% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $15,468,794, or approximately $8.45 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 3,329,631 shares to be outstanding will be $3,823,304, or approximately $1.15 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $1.19 per share without any additional investment on their part. You will incur an immediate dilution from $2.65 per share to $1.15 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 45.05% of the total number of shares then outstanding shares for which you will have made a cash investment of $3,975,000, or $2.65 per share. Our existing stockholders will own approximately 54.95% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $15,468,794, or approximately $8.45 per share.

If 25% of the Shares Are Sold:

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 2,579,631 shares to be outstanding will be $1,835,804, or approximately $0.71 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.75 per share without any additional investment on their part. You will incur an immediate dilution from $2.65 per share to $0.75 per share.

After completion of this offering, if 750,000 shares are sold, you will own approximately 29.07% of the total number of shares then outstanding shares for which you will have made a cash investment of $1,987,500, or $2.65 per share. Our existing stockholders will own approximately 70.93% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $15,468,794, or approximately $8.45 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$2.65
Net tangible book value per share before offering	$(0.04)
Potential gain to existing shareholders per share	$1.65
Net tangible book value per share after offering	$1.61
Increase to present stockholders in net tangible book value per share after offering	$1.65
Capital contributions	$15,468,794
Number of shares outstanding before the offering	1,829,631
Percentage of ownership after offering	37.88%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$2.65
Dilution per share	$1.04
Capital contributions	$7,950,000
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	62.12%

Purchasers of Shares in this Offering if 75% of Shares Sold
Price per share	$2.65
Dilution per share	$1.23
Capital contributions	$5,962,500
Number of shares after offering held by public investors	2,250,000
Percentage of ownership after offering	44.85%

Purchasers of Shares in this Offering if 50% of Shares Sold
Price per share	$2.65
Dilution per share	$1.50
Capital contributions	$3,975,00
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	45.05%

Purchasers of Shares in this Offering if 25% of Shares Sold

Price per share	$2.65
Dilution per share	$1.94
Capital contributions	$1,987,500
Number of shares after offering held by public investors	750,000
Percentage of ownership after offering	29.07%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 3,000,000 shares of common stock on a best efforts, no minimum, 3,000,000 shares maximum. The offering price is $2.65 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 180 days from the effective date and may be extended for an additional 90 days if we so choose to do so. We are not participating in any manner in the sale of shares by our the selling shareholders.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us. We will not receive any proceeds from the sale of shares by selling shareholders.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey and/or Washington D.C.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15g of the Securities Act of 1933, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "FIRSTBINGO.COM"

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

History

We were incorporated under the laws of the State of Nevada on March 30, 1990, as Vista Medical Terrace, Inc. to engage in the business of medical software.

On March 8, 1997, we forward split our shares of common stock on a 92 for 1 basis.

On May 26, 1999, we changed our name from Vista Medical Terrace to FirstBingo.com and changed our business to Internet Trivia and TV Trivia Bingo.

On June 28, 1999, we forward split its shares of common stock on a 2 for 1 basis.

On December 31, 2001, we reverse split our shares on the basis of 1 for 25.

General

As of today, we have not engaged in business. We have developed our Internet Bingo game and our Trivia Bingo is now operational on the Internet. The description which follows, is the our plan of operation. We have not implemented any of the ideas set forth below and there is no assurance that we will ever implement our plan of operation.

We are planning to develop and produce a game called "Trivia Bingo." Trivia Bingo will be played over the Internet and will be free to all participants. Trivia Bingo combines the skill-testing aspect of trivia with the excitement of Bingo and is played on the Internet.

Trivia Bingo

Trivia Bingo will be divided into two divisions. One division will be an Internet Trivia Bingo game played on the Internet and the other division will be a television game show. Internet Trivia Bingo will allow registered users to compete for a variety of prize and cash giveaways. There will be no cost to a player wishing to play Trivia Bingo on the Internet. Each week, during production of the Trivia Bingo television game show, three Internet Trivia Bingo players will qualify to appear on the television game show.

We recently completed the development of a Beta version of our Internet Trivia Bingo game and Trivia Bingo is now operational on the Internet. It is anticipated that the final version of the Internet game will be available shortly. Our web site is at www.FirstBingo.com.

Registration for Internet Bingo

Players already registered with us will click on the "Player" icon and when prompted enter their user name and password.. New players will be prompted to click on the "New Player" icon to register as a new player. Players must register in order to be eligible for the cash and prize giveaways and to qualify for an opportunity to participate in TV Trivia Bingo.

The Website

Our website will be accessible to customers with a minimum hardware configuration consisting of a 486 personal computer with Windows 95 or greater, with 16 MB RAM, 20 MB free hard disk space, a 14,400 modem and a direct PPP Internet connection. All games will be provided in a Windows-based, menu driven format with "point and click" interactively.

We will controlled the website at all times. We will be able to monitor the play of Trivia Bingo over the Internet.

Our website will allow customers to review all terms, rules and conditions applicable to Trivia Bingo and other uses at the site.

Game Instructions

Creating the Bingo Card

Once a new or existing player has logged on to the web-site, a Bingo card will be created. The card contains five columns under the letters B I N G O. Each column contains five squares which contain random numbers.

To assist a player in achieving a BINGO, all of the squares in the 3rd row and all of the squares in the column under the letter "N" will be covered squares. However, unlike traditional Bingo, the squares will not be covered with pennies or blotters, but rather with an advertiser's logo. The initial advertising logos will form what is known as the "Magic Cross". The "Magic Cross" effectively divides the BINGO card into four separate quadrants.

We will randomly generate additional squares that contain an advertiser's logo in each of the four quadrants. The random generation of additional covered squares (i.e. squares that contain an advertiser's logo) may result in an instant cash or prize giveaway to the player. After the random generation of additional squares occurs, all of the squares that form a BINGO line (i.e. a vertical, horizontal or diagonal line) could be occupied with an advertiser's logo in which case the player is an instant winner. This is known as an Instant Win Card.

If the player does not have an Instant Win Card , the player moves to the Trivia Challenge phase of the game.

Trivia Challenge

Correctly answering a trivia question allows a player to convert an open square (a square that does not contain an advertiser's logo) to a covered square (a square containing an advertiser's logo). By covering certain squares the player can achieve a Bingo. A Bingo is achieved when the covered squares (a square containing an advertiser's logo) form a vertical, horizontal or diagonal line. Each time a Bingo is achieved the player is credited with 1,000 FirstBingo points.

To convert an open square to a covered square, the player selects the open square of his or her choice by clicking on it with the mouse.

The trivia question associated with the selected open square is revealed. The player is now given 15 seconds to select the correct answer from four multiple choice answers. The answer is chosen by clicking on the chosen response with the mouse. If the answer is right the number on the open square is replaced by an advertiser's logo (indicating a covered square). If the answer is incorrect, the open square will remain open and the player will receive one strike. If the player gets three strikes before achieving a full card, the game ends. A player may receive multiple Bingos on one card. Each Bingo will result in the player receiving 1,000 FirstBingo points. A player may also receive advertiser's points for converting an open square to a covered square. Advertiser's points may be exchanged for various prize giveaways.

If the Player answers all of the trivia questions correctly before getting three strikes, he or she attains a full card. If a player obtains a full card, he will receive bonus points in addition to the 1,000 FirstBingo points awarded for each Bingo.

Cash and Prize Giveaways

The points a player receives qualify the player for the opportunity to win cash or prize giveaways. A player can also win an instant cash or prize giveaway if an Instant Win Card is randomly generated at the start of the game.

Compatibility

Our Internet Trivia Bingo utilizes a Macro Media-based front-end, which means, unlike numerous other websites, no download is required. Using Macro Media(TM) technology, download time is less than 10 seconds and there is no special installation procedure.

By utilizing Macro Media(TM) technology, Internet Trivia Bingo will be compatible on MacIntosh, Windows 95/98/2000, Windows NT, Linux and future WebTV computers.

TV Trivia Bingo

Internet Trivia Bingo players will be qualify by achieving high points ratings to participate as players on TV Trivia Bingo. TV Trivia Bingo is played in front of a live studio audience. The show will be taped and sold to public or pay television networks. As of the date hereof, we have not developed the television program, taped any shows or entered into negotiations with any television stations or sponsors for the production of TV Trivia Bingo. Further, there is no assurance that TV Trivia Bingo will ever be developed, produced or sold to any television networks.

Revenues

First and foremost we are an advertiser/sponsor supported website. We plan to generate revenues from the sale of advertising space (i.e. advertiser's logos) which appear on the Internet Trivia Bingo squares and from the sponsorship of TV Trivia Bingo. As of the date hereof, we have not sold any advertising space on its Internet web site nor have we secured any sponsorship for our proposed television program. There is no assurance that we will ever sell any advertising on our web site or secure any sponsorship for our television program.

In addition, we plan to generate revenues from the sale of our Trivia Bingo CD Game and Trivia Bingo Video Terminals. The Trivia Bingo Video Terminals may also generate significant royalty income.

Trivia Bingo CD Game

We are developing a CD game version of Internet Trivia Bingo. We anticipate producing the first CDs in the fourth quarter of fiscal year 2002. The CD game version will be similar to the Internet Trivia Bingo version. No cash or prize giveaways will be awarded to players of the CD game.

Trivia Bingo Video Terminals

We are in the final phase of development of two Trivia Bingo Video Terminal test models (a Trivia Bingo Video Terminal and a Slot Machine Video Terminal). The Trivia Bingo Video Terminal will be designed to permit players to play the Trivia Bingo game directly on the Video Terminal. The game will be identical to the Internet Trivia Bingo game.

The second test model, the Slot Machine Video Terminal will be a stand-alone slot machine featuring Bingo. The Trivia Bingo card will be created in essentially the same fashion as the Bingo card in Internet Trivia Bingo, other than a covered square will be shaded red (as opposed to containing an advertiser's logo) and an open square will be shaded in blue. The "Magic Cross" effectively divides the Bingo card into four separate quadrants. Each quadrant will contain four Bingo squares containing a specific number. The four squares in each of the four quadrants will be shaded in either red or blue depending upon whether the BINGO number that appears in the square is an appropriate number for the proper BINGO letter (i.e. a number from 1-15 under the letter B, a number from 16-30 under the letter I, a number from 31-45 under the letter N a number from 46-60 under the letter G or a number from 61-75 under the letter O). The Slot Machine Video Terminal computer will randomly spin the squares in each of the four quadrants. When the spinning stops, if the BINGO number in the square is under the appropriate letter the square will be shaded red indicating a covered square. If the number in the square is not under the appropriate letter the square will be shaded blue indicating an open square. Depending upon the positioning of the numbers when the spinning stops, the player may have no Bingos or possibly one or more Bingos. A Bingo is achieved every time a vertical, horizontal or diagonal line contains all shaded red squares (i.e. the proper Bingo number is under the proper letter). The number of Bingos that are created at the time the spinning stops will dictate the payout on the Slot Machine Video Terminal.

Manufacturing of the CDs and Video Terminals

We are in preliminary discussions with a number of potential manufacturers of the CD Trivia Bingo game and the Trivia Bingo Video Terminals. At this time it is not possible to comment with any degree of certainty on the cost of production of either the CD Trivia Bingo game or the Trivia Bingo Video Terminals. Additionally, it is not possible to comment with any degree of certainty on the projected selling prices of either the CD Trivia Bingo game or the Trivia Bingo Video Terminals. Further, there is no assurance that the CD Trivia Bingo game or the Trivia Bingo Video Terminals will ever be developed, produced or sold.

Marketing

We expect that a significant portion of our initial expenses will be related to advertising and marketing. We anticipate using banner advertising featuring hot links on strategic Internet portal and search engine sights such as Hotmail, Yahoo and Alta Vista. Each of these sites boasts more than one million visits each day and will prove an invaluable source to generate awareness of our Internet Trivia Bingo game. Advertising in traditional media, such as newspapers, magazines, television, radio, billboards, etc. will also be an important facet of the advertising and marketing program.

As of the date hereof, we have not initiated any research to determine the parameters of its advertising or the medium which it may choose

Competition

The Company will compete with other companies marketing bingo related entertainment products and services and companies offering games of skill involving the answer of trivia questions.

Millionaire and Jeopardy will be our initial competitors.

We expect to encounter significant competition from existing advertiser/sponsor-supported web-sites. Many of the Company's existing and potential competitors have or may have, as the case may be, greater capital and other resources than we do and may choose to adopt a marketing plan similar to that proposed by us. There can be no assurance that we will be able to generate meaningful revenues or earnings from its proposed Trivia Bingo operations or otherwise successfully compete in the future.

Software

In order to initiate the development of Trivia Bingo, we have retained the services of Mente Incorporated. Mente Incorporated is an Ontario based software development company. The software to run Trivia Bingo on the Internet will be our exclusive property and Mente Incorporated will have no proprietary interest in the software. Mente Incorporated is being retained on a non-exclusive basis only to provide software development support.

Testing

We estimate that its web-site will be fully developed and commercialized prior to the end of fourth quarter 2002, provided we complete this offering. Standard beta testing of the web-site will take place but is not anticipated to be onerous given the relatively simple nature of the game

Government Regulation

Bingo activities are regulated in the United States and most developed countries and are based upon policies that are concerned with, among other things, (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with bingo; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the governing jurisdictions; (iv) the prevention of cheating and fraudulent practices; and (v) the provision of a source of government revenue through taxation and licensing fees.

At the present time, we believe that the Trivia Bingo game would not be prohibited in North America or most other foreign jurisdictions since the game is actually a game of skill as opposed to a game of chance. Furthermore, the Trivia Bingo game we promote does not require the player to advance any consideration in order to play. However, bingo over the Internet is a new industry and some or all of the countries in which Trivia Bingo will be played may take action to more severely regulate or even prohibit Internet bingo operations in their jurisdictions.

We believe that as of the date of this prospectus, many federal and state prosecutorial agencies in the United States have taken the position that the provision of Internet bingo services to residents of the United States is subject to existing federal and state laws which generally prohibit the provision of bingo opportunities, except where licensed or subject to exemption. This may include games which require the player to risk nothing but his time.

We understand that many providers of Internet bingo services to citizens and residents of the United States have taken the position that existing federal and state laws pertaining to the provision of bingo opportunities do not apply to Internet bingo services. In 1997, legislation was introduced to the United States Senate and House of Representatives (the Kyle bill) which, if enacted, would effectively amend the Federal Wire Statute, codified at 18 U.S.C. 1084, to prohibit Internet bingo operations to residents of the United States. (Internet Gambling Prohibition Act of 1997; S. 474 and H.R. 2380). Our policy will be not to offer our Internet bingo services to citizens or residents of any jurisdiction that prohibits such activities, and to otherwise endeavor to comply with laws pertaining to bingo.

Transaction with Ampang Investments Ltd.

On March 21, 2000 we entered into a Debenture Agreement in favor of Ampang Investments Ltd. to secure a line of credit in the sum of $750,000.00.

On September 21, 2000 we issued to Ampang Investments Ltd. 160,000 restricted shares of common stock for the following purposes:

* * * * *

consulting services related to the development and ongoing maintenance of the Internet Trivia Bingo game;
consulting services related to the development of the TV Trivia Bingo game show concept;
consulting services related to the production of the TV Trivia Bingo game show pilot;
design and invention of TV Trivia Bingo; marketing and advertising support; and
investor relations and related services.

On January 2, 2002, Ampang converted the debenture to 719,094 shares of common stock.

Company's Office

Our corporate headquarters are located at 488 Huron Street, Toronto, Ontario, Canada M5R 2R3 Canada and our telephone number is (416) 281-3335. These are the law offices of Thomas Sheppard, one of our officers and directors. We lease the office space on a month-to-month lease. There is no written documents evidencing our lease. Our lease is oral. Our monthly rental is $1,000.00.

Employees

We are a development stage company and currently have no employees other than our officers and directors. We intend to hire additional employees as needed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up stage company and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin operating and selling advertising space on our web-site. Accordingly, we must raise cash from sources other than our operations. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in FirstBingo.com. We must raise cash to implement our project and stay in business. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe that $2,000,000 will last 24 months.

To meet our need for cash we are attempting to raise money from this offering. We cannot guaranty that we will be able to raise enough money through this offering to stay in business. What ever money we do raise, will be applied to the development of our web-site, marketing and working capital. If we need additional money, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers and directors, however, our officers and directors are unwilling to make any commitment to loan us any money at this time, other than to pay fees connected with our filings with the SEC. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the maximum amount of money from this offering, it will last 24 months. If we raise less than the maximum amount, we do not believe the money will last 24 months. If we raise less than the maximum amount and we need more money we will have to revert obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

We will not be conducting any research.

If we are unable to complete the development of our game because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us, but no operations upon which to base an evaluation of our performance. We are a start-up stage corporation and have not generated any revenues from operations. We cannot guaranty we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the development our game, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we have to start operating our web-site and sell advertising on it. We are seeking equity financing to provide for the capital required to complete and promote our web-site.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue to develop our game or web-site. Additional equity financing could result in additional dilution to existing shareholders.

Results of Operations

Since January 1, 2000

We are developing our Internet Bingo game and our web-site. Since May 1999, we have used our common stock to raise money for the development of the web-site, the development of our Internet Bingo game, and, for corporate expenses. We received a loan of $750,000 from Ampang Investments Ltd. evidenced by a debenture. The debenture was converted to 719,094 shares of common stock. Ampang Investments Ltd. is owned by The Bentley Group Ltd., a company which is owned and controlled by Richard Lyle Wachter, our President and Chief Financial Officer.

The only revenues that we have generated were in the third and fourth quarters of 2001. A total of $10,000 was generated from the sale of format licenses for our T.V. game show and internet software user agreement.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

Since January 1, 2000, we issued 919,094 shares of common stock to repurchase a convertible debenture and pay for services rendered by our officers. The shares were issued pursuant to the exemption available under Section 4(2) of the Securities Act of 1933.

As of December 31, 2001, our total assets were $1,540,176 and our total liabilities were $805,549.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
Richard L. Wachter Times Square, Provo BWI, P. O. Box 663 Turks and Caicos Island	49	President, Chief Financial Officer and a member of the Board of Directors
Thomas M. Sheppard 488 Huron Street Toronto, Ontario Canada M5R 2R3	51	Secretary, Chief Executive Officer and a member of the Board of Directors

The persons named above have held their offices/positions since February 2001 and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Richard Lyle Wachter - President, Treasurer, Chief Financial Officer, and a member of the Board of Directors.

Since February 2001, Mr. Wachter has been our president, treasurer, chief financial officer and a member of the board of directors. Mr. Wachter has spent the last 23 years of his career in land and commercial real estate development. From June 1978 to July1983, Mr. Wachter was the President of Future Care Ltd. located in Toronto, Ontario. Future Care Ltd. was engaged in the business of construction and development of retirement homes. From August 1984 to December 1995, Mr. Wachter was the C.E.O. and President of Wachfree Construction Ltd. and Provincial Nursing and Retirement Centres Ltd., both of which were located in Toronto, Ontario. Wachfree Construction Ltd. and Provincial Nursing and Retirement Centres Ltd. were respectively engaged in the development, management and operation of senior care facilities. In 1988 Mr. Wachter's executive abilities were recognized when he was nominated for entrepreneur of the year for Canada. Between 1992 to 1995 Mr. Wachter was designated in the Who's Who in Canadian Business as well as the international version of the Who's Who in 1994. Since May 1995, Mr. Wachter has been the President of The Bentley Group Ltd. located in the Turks and Caicos Island, British West Indies. The Bentley Group Ltd is engaged in the business of real estate and land development.

Thomas Michael Sheppard - Secretary, Chief Executive Officer and a member of the Board of Directors.

Since February 2001, Mr. Sheppard has been our secretary, chief executive officer and a member of the board of directors. Since his call to the bar in 1978, Mr. Sheppard has been a member of the Law Society of Upper Canada. From 1981 to present, Mr. Sheppard has practiced in the area of corporate commercial law, securities law and real estate law with a particular emphasis on financing transactions. Mr. Sheppard counsels emerging companies in the early stages of their growth, helps to identify merger targets and joint venture partners, and has been guiding companies through the initial public offering process in North America.

All of our officers and directors are engaged in other business. As such, they will not be devoting time exclusively to our operations. Mr. Wachter will devote approximately 40% of his time to the operation of our business and Mr. Sheppard will devote approximately 25% of his time to the operation of our business.

None of the individuals listed above are subject to any anticipated or threatened legal proceedings of a material nature.

Compliance with Section 16(a) of the Exchange Act.

Our directors, executive officers and ten percent shareholders made all required filings pursuant to Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION.

Summary Compensation

The following table sets forth the compensation paid by us from January 1, 1999 through December 31, 2001, for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position [1]	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Richard L. Wachter President	2001 2000 1999	0 0 0	0 0 0	0 0 0	100,000 0 0	0 0 0	0 0 0	0 0 0
Thomas M. Sheppard Chief Executive Officer	2001 2000 1999	0 0 0	0 0 0	0 0 0	100,000 0 0	0 0 0	0 0 0	0 0 0
Douglas G. Lewis Director (Resigned 2002)	2001 2000 1999	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Paul LeBruex (Resigned 2000)	2000 1999	0 0	0 0	0 0	0 0	0 0	0 0	0 0

We anticipate paying the following salaries in 2002

Richard Lyle Wachter Thomas Michael Sheppard	President Chief Executive Officer	$ $	250,000 100,000

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Option/SAR Grants

The following grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to our officers and/or directors and one former officer and director:

Name	Number of Securities Underlying Options SARs Granted	Number of Securities Underlying Options/SARs Granted During Last 12 Months	Exercise or Base Price ($/Sh)	Number of Options Exercised	Expiration Date
Richard L. Wachter	4,000	4,000	$50.00	-0-	12/31/2002
Thomas M. Sheppard	4,000	4,000	$50.00	-0-	12/31/2002

The exercise price and number of securities reflects the 1 for 25 reverse stock split that took place on December 31, 2001.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Conflicts of Interest

At the present time, we do not foresee a direct conflicts of interest because we do not intend to acquire any additional properties. The only conflict that we foresee is our officers' and directors' devotion of time to projects that do not involve us

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Number of Shares Before Offering		Number of Shares After Offering Assuming all of the Shares are Sold		Percentage of Ownership After the Offering Assuming all of the Shares are Sold
Richard L. Wachter Times Square, Provo BWI, P.O. Box 663 Turks and Caicos Island	200,000	[1]	100,000	[1]	2.48%	[1]
Thomas M. Sheppard 488 Huron Street Toronto, Ontario Canada M5R 2R3	200,000	[1]	100,000	[1]	2.48%	[1]
All Officers and Directors as a Group (2 persons)	400,000	[1]	200,000	[1]	4.96%	[1]
Ampang Investments Ltd Cable Beach Courts #1, West Bay Street P.O. Box CB-11728 Nassau, Bahamas [2]	879,094		0		0%
The Bentley Group Ltd. Times Square, Provo BWI, P.O. Box 663 Turks and Caicos Islands [3]	314,000		0		0%

[1]Includes options issued to Messrs Wachter and Sheppard to acquire up to 100,000 shares of common stock each.

[2]Ampang Investments Ltd. is owned and controlled by The Bentley Group Ltd.

[3]The Bentley Group Ltd. is owned and controlled by Richard Wachter, our president and chief financial officer.

The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Richard Wachter [1]	200,000	9.85%	100,000	2.48%
Thomas Sheppard [1]	200,000	9.85%	100,000	2.48%
Ampang Investments Ltd.	879,094	48.05%	0	0.00%
The Bentley Group Ltd.	314,000	15.47%	0	0.00%

[1]Includes option to purchase 100,000 shares of common stock.

Future Sales of Shares

A total of 1,829,631 shares of common stock are issued and outstanding. Of the 1,829,631 shares outstanding, 419,537 are freely tradeable and 1,410,094 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Of the 1,410,094 restricted shares, 1,393,094 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

* * * *	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is STALT, Inc., 848 Tanager Street, Suite N, Incline Village, Nevada 89451 and its telephone number is (775) 831-3335.

CERTAIN TRANSACTIONS

On April 13, 2000 we entered into an oral agreement with the law firm of Harris & Harris to hire Mr. Paul R. LeBruex as our president, secretary, treasurer, and chief executive officer in consideration of $50,000 payable quarterly in advance and options to acquire 500,000 shares of common stock at an excise price of $4.00 per share expiring December 31, 2001. Upon his resignation as an officer and director of FirstBingo, Mr. Paul LeBruex surrendered his aforementioned 500,000 options in lieu of receiving 100,000 options at an excise price of $3.00 per share expiring December 31, 2001.

In 2000, we paid the law firm of Harris & Harris $107,000 in legal fees. Mr. LeBruex, our former president is a member of Harris & Harris

On March 21, 2000 we entered into a Debenture Agreement in favor of Ampang Investments Ltd. to secure a line of credit in the sum of US$750,000.00.

On September 21, 2000 we issued to Ampang Investments Ltd. 4,000,000 restricted shares of common stock for the following purposes:

* * * * *	consulting services related to the development and ongoing maintenance of the Internet Trivia Bingo game;
consulting services related to the development of the TV Trivia Bingo game show concept;
consulting services related to the production of the TV Trivia Bingo game show pilot;
design and invention of TV Trivia Bingo; marketing and advertising support; and
investor relations and related services.

On January 2, 2002, Ampang Investments Ltd. converted its debenture to 719,094 restricted shares of our common stock.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2001, included in this prospectus have been audited by Williams and Webster, P.C., Independent Certified Public Accountants, Bank of America Financial Center, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, as set forth in their report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

Our audited financial statement from January 1, 2000 to December 31, 2001 immediately follows:

INDEPENDENT AUDITOR'S REPORT	F-1
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-2 F-3 F-4 F-5
NOTES TO THE FINANCIAL STATEMENTS	F-6

To the Board of Directors and Stockholders
FirstBingo.com
Toronto, Ontario
Canada

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of FirstBingo.com (a development stage company) (a Nevada corporation) as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from March 30, 1990 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FirstBingo.com (a development stage company) as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended and for the period from March 30, 1990 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has been in the development stage since its inception on March 30, 1990 and has little revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
March 22, 2002

FIRSTBINGO.COM (A DEVELOPMENT STAGE COMPANY) BALANCE SHEETS
	December 31 2001	December 31 2000
ASSETS
CURRENT ASSETS
Cash	$2,410	$2,308
Accounts receivable	2,510	-
TOTAL CURRENT ASSETS	4,920	2,308

PROPERTY AND EQUIPMENT
Software, net of accumulated amortization	1,535,256	1,705,841
TOTAL PROPERTY AND EQUIPMENT	1,535,256	1,705,841

TOTAL ASSETS	$1,540,176 ============	$1,708,149 ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$34,969	$38,183
Accounts payable - related party	44,047	-
Advance from shareholder	7,600	7,600
Accrued interest	104,567	36,950
Note payable - related party	614,366	410,552
TOTAL CURRENT LIABILITIES	805,549	493,285

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common stock, 50,000,000 shares authorized, $.001 par value; 910,531 and 903,520 shares issued and outstanding, respectively	911	904
Additional paid-in capital	14,548,789	14,481,296
Stock options and warrants	41,600	15,000
Accumulated deficit during development stage	(13,856,673)	(13,282,336)
TOTAL STOCKHOLDERS' EQUITY	734,627	1,214,864

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,540,176 ============	$1,708,149 ============

The accompanying notes are an integral part of these financial statements.

FIRSTBINGO.COM (A DEVELOPMENT STAGE COMPANY) STATEMENTS OF OPERATIONS
	Years Ended December 31,		Period From March 30, 1990 (Inception) to December 31, 2001
	2001	2000
REVENUES	$10,000	$-	$10,000

COST OF REVENUES	-	-	-

GROSS PROFIT (LOSS)	10,000	-	10,000

EXPENSES
Amortization	170,584	-	170,584
Consulting fees	5,840	4,007,297	4,013,137
Directors' fees	41,600	1,211,000	1,252,600
Salaries - sales and office	40,725	-	40,725
Marketing and public relations	83,370	7,903,938	7,987,308
Legal and professional fees	27,694	38,482	70,576
Travel and entertainment	24,819	12,479	37,298
Office and administration	17,691	6,156	26,547
Software and internet services	31,256	21,267	52,523
Trade show expenses	37,492	-	37,492
Trivia bingo development	22,274	-	22,274
Pilot development	13,375	37,667	51,042
TOTAL OPERATING EXPENSES	516,720	13,238,286	13,762,106

LOSS FROM OPERATIONS	(506,720)	(13,238,286)	(13,752,106)

OTHER INCOME AND (EXPENSES)
Interest expense	(67,617)	(36,950)	(104,567)
TOTAL OTHER INCOME (EXPENSES)	(67,617)	(36,950)	(104,567)

LOSS BEFORE INCOME TAXES	(574,337)	(13,275,236)	(13,856,673)

INCOME TAXES	-	-	-

NET LOSS	$(574,337) =============	$(13,275,236) ============	$(13,856,673) ============

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.63) =============	$(18.79) ============	$(28.33) ============

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED	907,624 =============	706,334 ============	489,078 ============

The accompanying notes are an integral part of these financial statements.

FIRSTBINGO.COM (A DEVELOPMENT STAGE COMPANY) STATEMENT OF STOCKHOLDERS' EQUITY
	Common Stock		Additional Paid-in Capital	Stock Options	Deficit Accumulated During Development Stage	Total Stockholders' Equity
	Number of Shares	Amount
Initial issuance of common stock in April 1990 for cash	419,520	$420	$2,080	$-	$-	$2,500
Cumulative loss for the years ended December 31, 1990 through December 31, 1996	-	-	-	-	(3,200)	(3,200)
Balance, December 31, 1996	419,520	420	2,080	-	(3,200)	(700)
Loss for year ending, December 31, 1997	-	-	-	-	(1,050)	(1,050)
Balance, December 31, 1997	419,520	420	2,080	-	(4,250)	(1,750)
Loss for year ending, December 31, 1998	-	-	-	-	(1,275)	(1,275)
Balance, December 31, 1998	419,520	420	2,080	-	(5,525)	(3,025)
Loss for year ending December 31, 1999	-	-	-	-	(1,575)	(1,575)
Balance, December 31, 1999	419,520	420	2,080	-	(7,100)	(4,600)
Issuance of common stock for services at an average of $53.23 per share	244,000	244	12,979,456	-	-	12,979,700
Options issued for consulting fees	-	-	-	15,000	-	15,000
Issuance of common stock for acquisition of Lucky Port Limited at an average of $12.50 per share	240,000	240	1,499,760	-	-	1,500,000
Loss for year ending December 31, 2000	-	-	-	-	(13,275,236)	(13,275,236)
Balance, December 31, 2000	903,520	904	14,481,296	15,000	(13,282,336)	1,214,864
Options granted for consulting fees	-	-	-	41,600	-	41,600
Options expired at December 31, 2001	-	-	15,000	(15,000)	-	-
Issuance of common stock for services at an average of $7.50 per share	7,011	7	52,493	-	-	52,500
Loss for the year ending December 31, 2001	-	-	-	-	(574,337)	(574,337)
Balance, December 31, 2001	910,531 ==========	$911 ==========	$14,548,789 ==========	$41,600 ==========	$(13,856,673) ==========	$734,627 ==========

The accompanying notes are an integral part of these financial statements.

FIRSTBINGO.COM (A DEVELOPMENT STAGE COMPANY) STATEMENTS OF CASH FLOWS
	Year Ended December 31,				Period From March 30, 1990 (Inception) to December 31, 2001
	2001		2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		(574,337)		$(13,275,236)		$(13,856,673)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization		170,585		-		170,585
Services paid by issuance of common stock		52,500		12,979,700		13,032,200
Services paid by issuance of common stock options		41,600		15,000		56,600
Increase in accounts receivable		(2,510)		-		(2,510)
Increase (decrease) in:
Advances from shareholders		-		3,000		7,600
Accrued interest		67,617		36,950		104,567
Accounts payable		(3,214)		38,183		34,969
Accounts payable, related party		44,047		-		44,047
Net cash used in operating activities		(203,172)		(202,403)		(408,615)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of software		-		(205,841)		(205,841)
Net cash used in investing activities		-		(205,841)		(205,841)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable - related party		203,814		410,552		614,366
Issuance of stock		-		-		2,500
Net cash provided by financing activities		203,814		410,552		616,866
Net increase (decrease) in cash		102		2,308		2,410
Cash, beginning of period		2,308		-		-
Cash, end of period		$2,410 ============		$2,308 ============		$2,410 ============
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest and income taxes:
Interest	$	- ============	$	- ============	$	- ============
Income taxes	$	- ============	$	- ============	$	- ============
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Services paid by issuance of stock		$52,500		$12,979,900		$13,032,400
Services paid by issuance of stock options		$41,600		$15,000		$56,600
Stock issued for computer software		$-		$1,500,000		$1,500,000

The accompanying notes are an integral part of these financial statements.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2001

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

FirstBingo.com, formerly Vista Medical Terrace, Inc. (hereinafter "the Company"), was incorporated in March 1990 under the laws of the State of Nevada for any lawful business. The name change to FirstBingo.com was effective on May 25, 1999 to reflect the Company's change in primary focus to the offering of interactive online Internet entertainment and game playing. As part of the acquisition of software in 1999, the Company acquired a non-operating wholly owned subsidiary, Lucky Port Limited, a British Virgin Islands corporation. See Note 4.

The Company is in the development stage and as of December 31, 2001 had not realized any significant revenues from its planned operations. The Company's year-end is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of FirstBingo.com is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Development Stage Activities

The Company has been in the development stage since its formation on March 30, 1990. It is primarily engaged in internet entertainment and the business of gaming. During 2001, the Company received an initial payment on its licensing agreement, but this was not substantial for the recognition of operating status. (See Note 9).

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company incurred a net loss of $574,337 for the year ended December 31, 2001. The Company is currently putting technology in place that will, if successful, mitigate these factors that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management intends to seek new capital from new equity securities issuances that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation. At this time, the financial statements and the notes thereto, are not considered consolidated since the Company's only subsidiary is non-operating and dormant, containing no material assets or liabilities.

Accounting Method

The Company uses the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Basic and Diluted Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share were the same, as inclusion of common stock equivalents would be anti-dilutive.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109 "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At December 31, 2001, the Company had net deferred tax assets of approximately $160,000 principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2001.

At December 31, 2001, the Company has net operating loss carryforwards of approximately $800,000, which expire in the years 2019 through 2021. The Company recognized approximately $41,000 and $13,000,000 of losses for the issuance of common stock for services in 2001 and 2000, respectively, which were not deductible for tax purposes and are not included in the above calculation of deferred tax assets.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Impaired Asset Policy

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This new standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. Statement 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. The Company adopted SFAS 144 and does not believe that the adoption will have a material impact on the financial statements of the Company at December 31, 2001.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which is effective for the Company as of January 1, 2001. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Instruments (continued)

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At December 31, 2001, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Accounting Pronouncements

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 establishes guidelines related to the retirement of tangible long-lived assets of the Company and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. This statement is effective for financial statements issued for the fiscal years beginning after June 15, 2002 and with earlier application encouraged. The Company adopted SFAS No. 143 and does not believe that the adoption will have a material impact on the financial statements of the Company at December 31, 2001.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 provides for the elimination of the pooling-of-interests method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. An early adoption provision exists for companies with fiscal years beginning after March 15, 2001. On December 31, 2001, the Company adopted SFAS No. 142. The Company does not have assets with indeterminate lives, therefore application of SFAS No. 142 had no effect in the company's financial statements.

In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities and also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Pronouncements (continued)

The Company believes that the adoption of this standard will not have a material effect on the Company's results of operations or financial position.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 131 establishes standards for the way that companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements. Both SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. The Company adopted these accounting standards, and their adoption had no effect on the Company's financial statements and disclosures.

NOTE 3 - INTANGIBLE ASSETS

The Company has capitalized $205,841, which is the contractual cost of the website and software license purchased from an independent supplier, and $1,500,000, which is the value of the shares exchanged for software. (See Note 4). No portion of this software-acquired during the year ended December 31, 2000-was internally developed and, accordingly, there are no internal costs associated with this software which were charged to research and development. Consistent with SOP 98-1, the costs of this software-which was purchased solely for internal use and will not be marketed externally-have been capitalized and will be amortized over five years. During the year ended December 31, 2001, the Company put this software into service and the amortization expense for the year ended December 31, 2001 was $170,584.

NOTE 4 - COMMON STOCK

Upon incorporation, the Company issued 57,000 shares of common stock for $2,500. During the years ending December 31, 1990 through December 31, 1996, the Company was dormant and had minimal activity, resulting in a combined loss of $3,200. There were no additional stock transactions during this period. In 1997, the Company's board of directors authorized a 92-for-1 forward stock split, which increased the number of issued and outstanding shares to 5,244,000. In 1999, the Company authorized a 2-for-1 forward split, which increased the number of issued and outstanding shares to 10,488,000. All financial statement information herein has been changed to reflect these stock splits. These stock splits resulted in the Company incurring negative additional paid-in capital, which is reflected in the financial statements for the year ended December 31, 1999. During 2000, the Company issued 6,100,000 shares for services which were valued at the fair market value at the date of grant of the shares. Under a 1999 agreement, the Company acquired Lucky Port Ltd, a British Virgin Islands corporation, whose

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2001

NOTE 4 - COMMON STOCK (continued)

sole asset was computer software. This agreement required the Company to issue 6,000,000 shares of its common stock. This stock was issued during the year ended December 31, 2000. Valuation of these shares was determined based upon values at the original signing date of the agreement. The value of the shares issued in 2000 was sufficient to eliminate the negative additional paid-in capital.

During the year ended December 31, 2001, the Company issued 175,000 shares for services which were valued at the fair market value at the date of grant of the shares. On December 31, 2001, the Company's board of directors authorized a 1-for-25 reverse stock split of the Company's $0.001 par value common stock. All references in the accompanying financial statements and notes, to the number of common shares and per share amounts, have been restated to reflect the reverse stock split.

NOTE 5 - RELATED PARTY TRANSACTIONS

Certain consultants who received common stock options under the Company's non-qualified stock option plan are the Company's directors and stockholders. The Company also received uncollateralized advances from a related party to pay certain expenses. These advances bear no interest and are reflected in the financial statements as advances from shareholder.

The Company received funds from a related party in the form of an unsecured loan. This credit facility is a drawdown loan, with a maximum loan limit of $750,000. Interest is payable at 12% per annum, based upon the principal outstanding, and is due when the loan is called. At December 31, 2001, the Company had received $614,366 from this loan. The loan is due on demand, subject to 30 days written notice. Interest on this loan in the amount of $67,617 for the year ending December 31, 2001 was recorded in the accompanying financial statements and is included in accrued interest.

NOTE 6-STOCK OPTIONS

During the year ended December 31, 2000, the board of directors granted options to acquire 1,000,000 common stock shares for prices ranging from $7.00 to $13.00 per share to consultants for marketing and public relations services. These options were effected by the reverse stock split, resulting in 40,000 options for prices ranging from $175.00 to $325.00 per share.

The fair value of each option granted was estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made to estimate fair value: the risk-free interest rate is 5%, volatility is 30 percent, and the expected life of the options is one year. Accordingly, $15,000 was recorded in the accompanying financial statements. During the year ended December 31, 2001, these options expired.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2001

NOTE 6-STOCK OPTIONS (continued)

During the year ended December 31, 2001, the board of directors granted options to acquire 12,400 shares of stock, including 400 shares that were granted in lieu of the forfeiting of 20,000 options granted in 2000 for prices ranging from $12.50 to $75.00 per share to officers and directors of the company for their services.

The fair value of each option granted was estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made to estimate fair value: the risk-free interest rate is 5%, volatility is 166 percent, and the expected life of the options is one year. Accordingly, $41,600 was recorded in the accompanying financial statements.

The following is a summary of stock option activity:

	Number of Shares	Weighted Average Exercise Price

Outstanding at January 1, 2000	-	$-
Granted	40,000	250.00
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2000	40,000 ============	$250.00 ============
Options Exercisable at December 31, 2000	40,000 ============	$250.00 ============

Outstanding at January 1, 2001	40,000	$250.00
Granted	12,400	60.89
Exercised	-	-
Forfeited	44,400	9.28
Outstanding at December 31, 2001	8,000 ============	$60.89 ============
Options Exercisable at December 31, 2001	8,000 ============	$60.89 ============

Fair Market Value Per Share of Options Granted at December 31, 2001		$14.84 ============

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2001

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company is presently undertaking the required steps to register additional shares of stock for sale. In this regard, the Company has signed a contract with a securities attorney to assist in this matter. The total fees to be paid to the attorney amount to $15,000, which will be due when the Company's registration statement is declared effective by the Securities and Exchange Commission.

NOTE 8 - REVENUE

During the year ended December 31, 2001, the Company recognized revenues of $10,000 from a license agreement with a third party for use of the Company's logos and trademark in the production and distribution of a televison version of the Trivia Bingo Game. See Note 9.

NOTE 9 - LICENSE AGREEMENT

On April 3, 2001, the Company entered into a licensing agreement with Tesauro S.A. ("Tesauro"), a corporation located in Spain, for the use in producing and distributing the Trivia Bingo Game in a television game show format.

Upon execution of the agreement, Tesauro agreed to pay to the Company a non-refundable fee of $10,000, plus any taxes eligible. A payment of $1,200 was due upon execution of the agreement, and thereafter eleven monthly payments of $800 are payable on the first day of each month.

Additional terms for the agreement include provisions for royalties to be paid to the Company in the event of the television show being broadcast. The royalty schedule includes a 20% increase in each of the four years that are bound to under this agreement.

Should the agreement be terminated, Tesauro is still obligated to pay the remainder of the $10,000 fee, regardless of when the agreement is terminated.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article VII of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

2. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100.00
Printing Expenses	7,000.00
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	40,000.00
Blue Sky Fees/Expenses	5,000.00
Transfer Agent Fees	7,000.00
Miscellaneous Expenses	900.00
TOTAL	$70,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Richard L. Wachter Times Square, Provo BWI, P.O. Box 663 Turks and Caicos Island	12/31/01	100,000	Services rendered at a value of $100,000
Thomas M. Sheppard 488 Huron Street Toronto, Ontario Canada M5R 2R3	12/31/01	100,000	Services rendered at a value of $100,000
Ampang Investments Ltd Cable Beach Courts #1, West Bay Street P.O. Box CB-11728 Nassau, Bahamas	01/02/02	719,094	Cancellation of debenture in the amount of $719,094

We issued the foregoing restricted shares of common stock pursuant to Section 4(2) of the Securities Act of 1933. The purchasers were sophisticated investors or were officers and directors of the company, and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form 10SB Registration Statement filed with the Securities and Exchange Commission, SEC file #000-31289 on August 8, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
3.3	Amended Articles of Incorporation - May 26, 1999
3.4	Amended Articles of Incorporation - March 26, 1999
3.5	Amended Articles of Incorporation - October 28, 1996
3.6	Amended Articles of Incorporation - September 14, 1990
4.1	Specimen Stock Certificate.

The following Exhibits are incorporated herein by reference from the Registrant's Form 10-KSB Annual Report filed with the Securities and Exchange Commission, SEC file #000-31289 on April 12, 2001. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
10.1	Debenture
10.2	Stock Purchase Agreement

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.3	Release and Reconveyance.
10.4	Demand Debenture.
23.1	Consent of Williams & Webster, P.S., Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this amendment to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on this 17th day of April, 2002.

FIRSTBINGO.COM Registrant
BY:	/s/ Richard L. Wachter Richard L. Wachter, President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Richard L. Wachter, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Richard L. Wachter Richard L. Wachter	President, Chief Financial Officer, and a member of the Board of Directors	April 17, 2002
/s/ Thomas M. Sheppard Thomas M. Sheppard	Secretary, Chief Executive Officer and a member of the Board of Directors	April 17, 2002